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                        ADMINISTRATIVE SERVICES AGREEMENT

     AGREEMENT entered into as of this 27th day of February, 1996 by and between Manor Care, Inc., a Delaware corporation (together with its subsidiaries and affiliates, other than In Home Health, Inc., hereinafter referred to as "Manor Care") and In Home Health, Inc. a Minnesota corporation (together with its subsidiaries, hereinafter referred to as "In Home").

     WHEREAS, Manor Care and In Home desire to formalize the provision of services by Manor Care to In Home;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and sufficient consideration, the receipt of which is acknowledged, the parties agree as follows:

     1. SCOPE OF AGREEMENT. Manor Care will, consistent with the terms of this Agreement, provide, or cause to be provided to In Home, those certain corporate, administrative and management services listed on Exhibit A ( each service individually referred to as a "Service" and all services collectively referred to as the"Services") attached hereto and made part of this Agreement, and In Home, in consideration thereof, shall pay Manor Care in accordance with
Section 3 below.

     2. TERM. This Agreement shall have a retroactive commencement date of November 1, 1995 and shall terminate as of


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June 30, 1996.  Thereafter, Manor Care agrees to provide the Services on a quarter-to-quarter basis, beginning July 1, 1996 and continuing until terminated by either party either as to a particular Service or as to the Services by means of at least ninety (90) days prior written notice.

     3.   FEES AND PAYMENT.

          A. In Home will pay Manor Care Forty Thousand Dollars ($40,000.00) per month for certain corporate, administrative and management services listed in Exhibit A, attached hereto.

          B. In addition to the amount paid under Section 3(A) of this Agreement, In Home will pay Manor Care Three Thousand Dollars ($3,000.00) per month for any and all services provided by the Manor Care Reimbursement Department under this Agreement.

          C. In Home will pay Manor Care an administrative fee for the support received from the Manor Care Managed Care Center ("Managed Care Center"). Such fee shall be equal to five (5) percent of the expenses incurred by the Managed Care Center. Such expenses are estimated by the parties to be approximately Fifteen Thousand Dollars ($15,000.00) per month.

          D. In Home will reimburse Manor Care for expenses incurred within the Manor Care Alternate Site Division ("Alternative Site") Departments 020-070, 020-071 and 020-074 for periods from November 1, 1995 forward. This does not include any portion of the Alternate Site Management Fee originally planned for Manor Care Fiscal Year 1996 or any expenses which should have been


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accrued before November 1, 1995 and which ultimately will be transferred to
Alternate Site Department 020-084 or such new department established for the same purpose. It is the intent of In Home to absorb the personnel related costs and other expenses of Alternate Site Departments 020-070, 020-071 and 020-074 into In Home by March, 1996. Thereafter, the only remaining expenses within Alternative Site Departments 020-070, 020-071 and 020-074 will be for the personnel and other expenses involved with the management and support of the Managed Care Center. Alternate Site will transfer $15,000 per month to the Managed Care Center for the management and support supplied by employees within Alternate Site and In Home.

          E. In Home will reimburse Manor Care for expenses incurred within the Manor Care Hospice Division Department 022-035 from November 1, 1995 forward. This does not include any portion of the Manor Care Hospice Division Management Fee originally planned for Manor Care Fiscal Year 1996 or any expenses which should have been accrued before November 1, 1995 and which will be transferred to Alternate Site Department 020-084 or such new department established for the same purpose. It is the intent of In Home to absorb the personnel related costs and other expenses of the Manor Care Hospice Division Department 022-035 into In Home by March, 1996.

          F. Alternate Site services for which In Home does not receive any benefit will be expenses separated into an Alternate Site Department 020-084 (Disease Management Department) and will be


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included in Manor Care financials.  Such expenses will include the planned Manor
Care Fiscal Year 1996 Management Fees for its Alternate Site and Hospice
Division.

          G. Reports for Alternate Site Departments 020-070, 020-071, 020-074, and Hospice Division Department 022-035 will be sent to Tom Gross, the In Home Vice President and Controller, for review and audit. Any correction from the incorrect assignment of cost will be corrected as soon as possible in the next month.

          H. In Home will receive a cost allocation from Manor Care's home office cost report (relating to provisions addressed in Subsections A-E of this Section 3) to include within In Home's cost report for allowable reimbursement from Medicare. Any changes in this allocation process requires the approval of the Audit Committee of In Home.

          I. Notwithstanding the above, any of the expenses paid by In Home under this Agreement for any Manor Care employee (whether actually transitioned to In Home during the period, or not) shall be returned or credited by Manor Care in the event that such employee is terminated on or before May 31, 1996

          J. The Audit Committees of Manor Care and the special committee of the In Home Board of Directors will retrospectively review and agree to each company's fiscal year charges for the administrative service fees described herein, and prospectively review and agree to the succeeding year's budgeted administrative service fees. This will be done in both 1996 and all subsequent years during which this Agreement is in effect.


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     4.   PERFORMANCE OF SERVICES.  Manor Care shall perform the Services with the same degree of care, skill and prudence customarily exercised for its own operations.

     5. LIMITATION ON LIABILITY; INDEMNIFICATION. Except as provided in the following sentence, neither party shall have any liability under this Agreement to the other party for damage or loss of any type suffered by the other party or any third party as a result of the performance or non-nonperformance of the Services provided hereunder and neither party will be responsible for general, special, indirect, incidental or consequential damages, whether known or unknown, that the other party or any third party may incur or experience on account of entering into or relying on this Agreement. Each party shall indemnify, defend and hold the other party, its directors, officers and employees harmless from and against all damages, losses and out-of-pocket expenses (including attorney fees) caused by or arising out of any willful failure to perform any obligation or agreement herein.

     6. ASSIGNMENT. In Home shall not assign or transfer any of its rights under this Agreement without the prior written consent of Manor Care.

     7. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing


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and shall be deemed to have been given the earlier of when actually received or three (3) business days after such writing is deposited in the United States mail, registered or certified mail, return receipt requested, or sent by Federal Express or other similar overnight courier services, addressed to the parties as stated below or to such other address as a party may designate by notice:

          If to Manor Care:

          Manor Care, Inc.
          10750 Columbia Pike
          Silver Spring, MD 20901
          ATTN:  General Counsel

          If to In Home:

          In Home Health, Inc.
          Carlson Center, Suite 500
          601 Lake Shore Parkway
          Minnetonka, MN 55305-5215
          ATTN:  Chief Financial Officer

     8. GOVERNING LAW. This agreement shall be governed by the laws of the State of Minnesota.

     9. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties and supersedes all proposals, commitments, writings, negotiations and understandings, oral and written, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may not be amended or otherwise modified except in writing duly executed by all of the parties. A waiver by any party of any breach or violation of this Agreement shall not be deemed or construed as a waiver of any subsequent breach or violation thereof.


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     10.  COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     11. SEVERABILITY. Should any part, term or condition hereof be declared illegal or unenforceable or in conflict with any other law, the validity of the remaining portions or provisions of this Agreement shall not be affected thereby, and the illegal or unenforceable portions of the Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portions of this Agreement intact.

     12. FORCE MAJEURE. No party shall be deemed to have breached this Agreement or be held liable for any failure or delay in the performance of all or any portion of its obligations under this Agreement if prevented from doing so by a cause or causes beyond its control. Without limiting the generality of the foregoing, such causes include acts of God or the public enemy, fires, floods, storms, earthquakes, riots, strikes, lock-outs, wars and war-operations, restraints of government power, communication line or other utility failure or other circumstances beyond such party's control, or by reason of the judgment, ruling or order of any court or agency of competent jurisdiction or change of law or regulation subsequent to the execution of this Agreement.


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     13.  SUCCESSORS AND ASSIGNS.  Subject to the provisions of Section 7, this
Agreement is solely for the benefit of the parties and their respective successors and assigns. There are no third party beneficiaries of or to this Agreement.

     14. HEADINGS. Section headings are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        MANOR CARE, INC.

                                        By:  /s/ James H. Rempe
                                           -------------------------------------
                                           Its    Sr. V.P.
                                              ----------------------------------


                                        IN HOME HEALTH, INC.

                                        By:  /s/ Mark L. Gildea
                                           -------------------------------------
                                           Its    CEO
                                              ----------------------------------


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                                    EXHIBIT A


                             SERVICE TO BE PROVIDED


     1. LEGAL SERVICES. Manor Care will provide ongoing legal services necessary to support the day-to-day business activities of In Home. Such services include, but are not limited to, legal support for development and implementation of a corporate compliance plan, acquisitions, preparation and filing of necessary reporting disclosures with the SEC and provision of public reports to investors upon request, labor and contracting matters. This Agreement constitutes prior written approval of In Home for Manor Care to engage outside legal services on behalf of In Home when necessary and to supervise such outside counsel. In Home will be billed directly for the cost of outside counsel.

     2. CASH MANAGEMENT. Manor Care will provide ongoing cash management services to maintain cash resources required to carry out daily operating activities. Services include daily case concentration of depository receipts and daily funding of disbursement accounts for payroll and general operating expenditures. Additionally, all cash delivered to Manor Care will earn interest as provided in that certain Inter-Company Debt and Credit Agreement entered into between the parties.

     3. FINANCE AND ACCOUNTING SERVICES. Manor Care will assist In Home in conducting any internal audits and in formulating and implementing various financial plans.

     4. INSURANCE SERVICES. Manor Care will assist in providing to In Home general and professional liability, workers' compensation, comprehensive automobile liability and property insurance.

     5. INFORMATION SERVICES. Manor Care will provide In Home with certain information support development and planning services.

     6. HUMAN RESOURCES & TRAINING. Manor Care will provide In Home with support in maintaining and expanding In Home's work force through assistance in development of hiring programs, training programs, and maintenance of an employee database as may be required by federal, state and local mandates.

     7. EMPLOYEE BENEFIT PLANS. Manor Care will, on behalf of In Home, provide advice and assistance, as needed, with respect to employee benefit plans, including among others, health, welfare and retirement plans, for the benefit of In Home employees.


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     8.   REAL ESTATE.  Manor Care will assist In Home in meeting its expansion requirements by identifying office space, home health care and hospice locations and negotiating leases and terms of purchase agreements.

     9. OTHER SERVICES. As may be requested by In Home, Manor Care will, from time to time, provide services not described above, including, but not limited to, Government Relations, Purchasing and Reimbursement (the "Other Services").


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